Exhibit 99.1

News Release

Contact:
Investor Relations
(281) 776-7575
ir@tmw.com
For Immediate Release
Kelly Dilts
Men’s Wearhouse, SVP, Finance & IR

Ken Dennard
Dennard • Lascar Associates

MEN’S WEARHOUSE REPORTS

FISCAL 2015 THIRD QUARTER AND NINE MONTH RESULTS

•                  Q3 2015 GAAP loss per share was $0.56 including a tradename impairment

•                  Q3 2015 non-GAAP adjusted diluted earnings per share(1) was $0.50

•                  Conference call scheduled for Thursday, December 10th at 9:00 a.m. Eastern time

FREMONT, CA — December 9, 2015 — The Men’s Wearhouse (NYSE: MW) today announced consolidated financial results for the fiscal third quarter ended October 31, 2015.

GAAP loss per share for fiscal third quarter 2015 was $0.56.  During the quarter, due to the decrease in the Jos. A. Bank sales, the Company performed an interim valuation of the Jos. A. Bank tradename which resulted in a $90.1 million non-cash impairment charge.

Fiscal third quarter 2015 adjusted EPS was $0.50 excluding non-operating items and non-cash impairment charges.

As reported in the Company’s preliminary results release on November 5, 2015, third quarter comparable sales increased 5.3% at Men’s Wearhouse with clothing comps of 7.2% driven by higher transactions per store and rental comps of 0.7%.  K&G comparable sales for the quarter increased 3.7% driven by higher transactions per store.  Moores comparable sales decreased 5.4% primarily driven by weakening macro-economic conditions in Canada.  Comparable sales decreased 14.6% at Jos. A. Bank, far below our earlier expectations, primarily driven by a decline in traffic.

Overall adjusted margin was down driven by the clearance of merchandise through the e-commerce channel, primarily at our Men’s Wearhouse brand.  Excluding e-commerce product sales, Men’s Wearhouse retail clothing margin was flat.  Jos. A. Bank clothing margin was up over last year.  Synergies remain on target with $13 million realized in the third quarter.

Through the first week of December, the quarter-to-date comparable sales at Jos. A. Bank were down 35.1% while our other brands average comparable sales were up 5.5%.  If the Jos. A. Bank trend continues through the remainder of the quarter, the Company runs the risk of missing the lower end of the guidance given on November 5, 2015.  The Jos. A. Bank clothing margin before occupancy is still expected to be up approximately 500 basis points.  The Company will be providing an update on the quarter in early February.

While the Company has already made its scheduled fourth quarter principal payment of $1.75 million on its term loan, it does not anticipate making any additional debt principal payments during the period.

(1) See Use of Non-GAAP Financial Measures for additional information.  Non-GAAP adjusted earnings per share is referred to as “adjusted EPS” for simplicity.

The Company will discuss future guidance including possible voluntary debt repayments when it reports fiscal 2015 results in March.  Management is currently updating its comprehensive long-term plan to embed additional strategic initiatives including revenue enhancement strategies, cost reduction initiatives, store rationalization and the Tuxedo Shops @ Macy’s rollout.

Doug Ewert, Men’s Wearhouse chief executive officer stated, “When we acquired Joseph Bank, we knew that we needed to correct the promotional model. However, we underestimated the impact to the near-term performance as we began to execute the difficult, but necessary, corrective steps.  We remain confident that these steps will restore a long-term, sustainable, profit model and reshape the business for a healthy and growing Jos. A. Bank.

“Beyond promotions, we have taken several other significant steps to grow revenue opportunities at Jos. A. Bank by re-engaging with current and lapsed customers while attracting new ones.  We have introduced a new loyalty program, we are recalibrating our marketing strategy and have introduced a new incentive program that aligns with the new selling techniques.  Additionally, we are enhancing the assortment to better service our core customers and to give new customers a compelling reason to discover Jos. A. Bank.

“We are also taking additional steps to course correct.  We are currently performing a deep dive on data analysis using both our customer data and a third party to uncover actionable insights.  With the topline resetting to a lower level for the near-term, we are looking at every opportunity for cost reduction including store rationalization, labor, advertising and all relevant shared service costs and we are partnering with Alix Partners on specific elements of this work.  We are challenging all assumptions and are fully focused on accelerating the Jos. A. Bank recovery.”

Ewert added, “We have built a portfolio of robust and compelling brands, each renowned for their own individual identity.  Next year, we will launch a holding company called Tailored Brands.  We believe that the holding company structure will allow us to further leverage our shared services platform and support, nurture and augment our family of brands.”

Ewert concluded, “We are working hard to become an innovative and differentiated retailer in men’s apparel, from our stores to our digital properties, from our customers’ visits to our tailors and stylists, to their phones and their homes.  We look forward to sharing more with you in the near future about this and our other initiatives to create value for all our stakeholders.”

THIRD QUARTER SALES REVIEW

The table that follows is a summary of net sales for the third quarter and year-to-date period ended October 31, 2015.  The dollars shown are U.S. dollars in millions and, due to rounded numbers, may not sum.  The Moores comparable sales change is based on the Canadian dollar.  The comparable year-to-date sales shown below for Jos. A. Bank are a comparison to the Jos. A. Bank year-to-date, a portion of which was prior to the acquisition on June 18, 2014. Comparable sales exclude the net sales of a store for any month of one period if the store was not owned or open throughout the same month of the prior period and include e-commerce net sales.

Third Quarter Net Sales Summary — Fiscal 2015

			Net Sales		Comparable Sales Change
	Net Sales Change		Current Quarter	% of Total Sales	Current Quarter	Prior Year Quarter
Total Retail Segment	(2.2)%	$(17.8)	$801.4	93%
Men’s Wearhouse	6.7%	$29.3	$465.4	54%	5.3%	2.2%
Jos. A. Bank	(14.7)%	$(34.4)	$198.9	23%	(14.6)%	(8.1)%
K&G	(0.1)%	$(0.1)	$72.7	8%	3.7%	4.4%
Moores	(18.7)%	$(12.9)	$55.9	7%	(5.4)%	8.8%
MW Cleaners	3.4%	$0.3	$8.5	1%

Corporate Apparel Segment	(10.4)%	$(7.4)	$64.1	7%

Total Company	(2.8)%	$(25.2)	$865.4

Year-To-Date Net Sales Summary — Fiscal 2015

			Net Sales		Comparable Sales Change
	Net Sales Change		Current Year	% of Total Sales	Current Year	Prior Year
Total Retail Segment	16.7%	$355.3	$2,484.6	93%
Men’s Wearhouse	6.5%	$84.4	$1,391.8	52%	5.0%	3.1%
Jos. A. Bank	83.5%	$289.7	$636.7	24%	(8.6)%	(0.2)%
K&G	2.4%	$6.0	$257.4	10%	6.0%	2.7%
Moores	(13.1)%	$(26.0)	$173.3	6%	(1.4)%	8.6%
MW Cleaners	5.5%	$1.3	$25.4	1%

Corporate Apparel Segment	(4.6)%	$(8.9)	$186.0	7%

Total Company	14.9%	$346.4	$2,670.6

Net sales at our largest brand, Men’s Wearhouse, were up 6.7% and comparable sales increased 5.3% from last year’s third quarter.  Comparable clothing sales increased 7.2% primarily due to an increase in average transactions per store. Comparable rental revenue increased 0.7% in the third quarter of 2015.

Jos. A. Bank comparable sales for the third quarter decreased 14.6% due primarily to a decrease in average transactions per store as the Company began the transition away from the Buy-One-Get-Three Free promotional events.  K&G comparable sales increased 3.7% primarily due to an increase in average transactions per store.  Net sales for Moores, our Canadian retail brand, decreased 18.7% due to unfavorable currency fluctuations. Moores had a comparable sales decrease of 5.4% due to decreases in both average transactions per store and units sold per transaction driven by weakening macro-economic conditions in Canada.  The Corporate Apparel segment had an expected sales decrease of 10.4% primarily driven by an unfavorable change in the currency translation rate and lower sales from existing customer programs.

THIRD QUARTER GAAP RESULTS

Total net sales decreased 2.8%, or $25.2 million, to $865.4 million.  Retail segment net sales decreased by 2.2%, or $17.8 million.  Corporate apparel sales decreased by 10.4% or $7.4 million.

Total gross margin was $373.0 million, an increase of $3.8 million, or 1.0%.  As a percent of sales, total gross margin increased 164 basis points to 43.1% of net sales.

Advertising expense increased $5.9 million to $48.0 million.  This increase represented an 82 basis point increase in expense.

Selling, general and administrative expenses (“SG&A”) decreased $10.7 million to $271.3 million, a 31 basis point decrease.

During the quarter, we concluded a triggering event occurred that required an interim impairment test of the Jos. A. Bank tradename and goodwill.  Our interim tradename impairment test concluded that the tradename was impaired and a non-cash charge of $90.1 million was recorded.  Our interim goodwill impairment test concluded that our goodwill was not impaired as we have implemented several strategies expected to offset the decline in revenues and result in a stable profit and cash flow model over the long-term.  However, if we determine we are not likely to meet the projections used in our interim impairment tests or if our market capitalization remains at current levels, it is possible our annual impairment tests in the fourth quarter of 2015 could result in a material impairment of the Jos. A. Bank goodwill and/or tradename.

Operating loss for the quarter was $36.4 million compared to operating income of $45.2 million last year.

Net interest expense for the third quarter was $26.4 million.

The effective tax rate for the third quarter was 56.8%.

The net loss for the quarter was $27.2 million compared to net earnings of $6.8 million last year.  The diluted loss per share was $0.56 compared to diluted EPS of $0.14 in the prior year quarter.

NINE MONTH GAAP RESULTS

Total net sales increased 14.9%, or $346.4 million, to $2,670.6 million.  Retail segment net sales increased by 16.7%, or $355.3 million.  Corporate apparel sales decreased by 4.6% or $8.9 million.

Total gross margin was $1,173.2 million, an increase of $162.1 million, or 16.0%.  As a percent of sales, total gross margin increased 43 basis points to 43.9% of net sales.

Advertising expense increased $34.6 million to $143.6 million.  This increase represented a 69 basis point increase in expense.

SG&A increased $35.6 million to $822.5 million, a 306 basis point decrease.

Non-cash tradename impairment charge was $90.1 million.

Operating income increased $1.9 million to $117.0 million, representing 4.4% of net sales compared to 5.0% in the prior year.

Net interest expense for the nine months was $79.3 million.  Loss on extinguishment of debt was $12.7 million.  The loss was a result of the $400 million partial refinancing of our term loan to a fixed rate of 5.0%.

The effective tax rate for the nine months was (24.0%).

Net earnings for the nine months were $31.0 million compared to $35.5 million last year.  Diluted EPS was $0.64 compared to $0.74 in the prior year nine months.

THIRD QUARTER ADJUSTED RESULTS (1)

Below is a comparison table and discussion of the consolidated adjusted third quarter FY 2015 to adjusted third quarter FY 2014 operating results.

Consolidated Adjusted Third Quarter FY 2015 Comparison to Adjusted Third Quarter FY 2014 Operating Results  (1)

	Q3 FY15	Q3 FY15	Q3 FY14	Q3 FY14	Variance
	$	% of Sales	$	% of Sales	Dollar	%	Basis Points
Net sales:
Retail clothing product	$615,874	71.16%	$634,447	71.24%	$(18,573)	-2.93%	(0.07)
Rental services	132,443	15.30%	132,690	14.90%	(247)	-0.19%	0.41
Alteration and other services	53,070	6.13%	52,025	5.84%	1,045	2.01%	0.29
Total retail sales	801,387	92.60%	819,162	91.97%	(17,775)	-2.17%	0.62
Corporate apparel clothing product	64,059	7.40%	71,475	8.03%	(7,416)	-10.38%	(0.62)
Total net sales	865,446	100.00%	890,637	100.00%	(25,191)	-2.83%	—

Gross margin: (2)
Retail clothing product	341,575	55.46%	358,566	56.52%	(16,991)	-4.74%	(1.05)
Rental services	111,012	83.82%	109,704	82.68%	1,308	1.19%	1.14
Alteration and other services	16,810	31.68%	14,852	28.55%	1,958	13.18%	3.13
Occupancy costs	(114,782)	-14.32%	(115,536)	-14.10%	754	-0.65%	(0.22)
Total retail gross margin	354,615	44.25%	367,586	44.87%	(12,971)	-3.53%	(0.62)
Corporate apparel clothing product	18,272	28.52%	22,388	31.32%	(4,116)	-18.38%	(2.80)
Total gross margin	372,887	43.09%	389,974	43.79%	(17,087)	-4.38%	(0.70)

Advertising expense	47,991	5.55%	42,075	4.72%	5,916	14.06%	0.82
Selling, general and administrative expenses	263,890	30.49%	262,214	29.44%	1,676	0.64%	1.05

Operating income	$61,006	7.05%	$85,685	9.62%	$(24,679)	-28.80%	(2.57)

(1) See Use of Non-GAAP Financial Measures for reconciliation to GAAP.

(2) Gross margin percent of related sales.

Total net sales decreased 2.8%, or $25.2 million.  Retail segment net sales for the quarter decreased by 2.2% or $17.8 million due primarily to a decrease in clothing sales at Jos. A. Bank.  Corporate apparel sales decreased by 10.4%, or $7.4 million.

Total gross margin decreased $17.1 million or 70 basis points.  Retail gross margin decreased $13.0 million primarily due to lower sales and 62 basis points primarily due to a lower retail clothing margin rate and slight occupancy deleverage offset somewhat by higher rental and alteration margin rates.  As expected, corporate apparel gross margin decreased $4.1 million or 280 basis points primarily due to unfavorable currency impacts and customer mix.

On a stand-alone basis, Jos. A. Bank total retail gross margin increased 94 basis points from 36.9% to 37.9% primarily due to an increase in retail clothing margin somewhat offset by occupancy cost deleverage.  Retail clothing margin increased 211 basis points from 55.6% to 57.7% due mostly to an increase in the average unit retail and some cost synergies.

Excluding Jos. A. Bank, total gross margin decreased by 158 basis points while retail gross margin decreased 168 basis points primarily driven by the clearance of merchandise through the e-commerce channel.  Excluding e-commerce product sales, retail clothing margin was flat.

Advertising expense was $48.0 million.  This represents a planned increase of $5.9 million or 82 basis points, compared to the prior year.

SG&A expenses increased $1.7 million primarily due to higher store salaries at Men’s Wearhouse due to higher sales and higher payroll benefit costs somewhat offset by cost synergies and lower non-store incentive compensation.  Due to the decrease in sales, SG&A deleverage was 105 basis points.

Operating income decreased $24.7 million or 28.8%.

The effective tax rate was 30.2%.

Net earnings were $24.1 million, or $0.50 adjusted EPS.

FISCAL NINE MONTHS ADJUSTED RESULTS (1)

In our 2014 fourth quarter earnings release we provided historical baselines of operating results for fiscal year 2014 in order to provide comparable results to fiscal year 2015.  These baselines include Jos. A. Bank operations for the 2014 full year and exclude items we believe are not indicative of our core operating results as well as certain items related to the acquisition of Jos. A. Bank.  Below is a comparison table and discussion of the consolidated nine months FY 2015 adjusted operating results to nine months FY 2014 baseline.

Consolidated Adjusted Fiscal Nine Months FY 2015 Comparison to Baseline Fiscal Nine Months FY 2014 Operating Results  (1)

	YTD FY15	YTD FY15	YTD FY14	YTD FY14	Variance
	$	% of Sales	$	% of Sales	Dollar	%	Basis Points
Net sales:
Retail clothing product	$1,931,926	72.34%	$1,912,772	71.68%	$19,154	1.00%	0.66
Rental services	392,621	14.70%	403,967	15.14%	(11,346)	-2.81%	(0.44)
Alteration and other services	160,024	5.99%	156,766	5.87%	3,258	2.08%	0.12
Total retail sales	2,484,571	93.03%	2,473,505	92.69%	11,066	0.45%	0.34
Corporate apparel clothing product	186,038	6.97%	194,956	7.31%	(8,918)	-4.57%	(0.34)
Total net sales	2,670,609	100.00%	2,668,461	100.00%	2,148	0.08%	—

Gross margin: (2)
Retail clothing product	1,082,178	56.02%	1,075,218	56.21%	6,960	0.65%	(0.20)
Rental services	329,755	83.99%	336,021	83.18%	(6,266)	-1.86%	0.81
Alteration and other services	50,496	31.56%	45,608	29.09%	4,888	10.72%	2.46
Occupancy costs	(340,996)	-13.72%	(337,592)	-13.65%	(3,404)	1.01%	(0.08)
Total retail gross margin	1,121,433	45.14%	1,119,255	45.25%	2,178	0.19%	(0.11)
Corporate apparel clothing product	53,809	28.92%	59,490	30.51%	(5,681)	-9.55%	(1.59)
Total gross margin	1,175,242	44.01%	1,178,745	44.17%	(3,503)	-0.30%	(0.17)

Advertising expense	143,628	5.38%	131,192	4.92%	12,436	9.48%	0.46
Selling, general and administrative expenses	796,980	29.84%	792,041	29.68%	4,939	0.62%	0.16

Operating income	$234,633	8.79%	$255,512	9.58%	$(20,879)	-8.17%	(0.79)

(1) See Use of Non-GAAP Financial Measures for reconciliation to GAAP.

(2) Gross margin percent of related sales.

Total net sales increased 0.1%, or $2.1 million.  Retail segment net sales for the nine months increased by 0.5%, or $11.1 million, due primarily to an increase in clothing sales at Men’s Wearhouse.  Corporate apparel sales decreased by 4.6%, or $8.9 million.

Total gross margin decreased $3.5 million or 17 basis points.  Retail gross margin increased $2.2 million and decreased 11 basis points primarily due to a slightly lower retail clothing margin rate and slight occupancy deleverage offset somewhat by higher rental and alteration margin rates.  Corporate apparel gross margin decreased $5.7 million or 159 basis points.

On a stand-alone basis, Jos. A. Bank total retail gross margin increased 24 basis points from 38.3% to 38.6% primarily due to an increase in retail clothing margin somewhat offset by occupancy deleverage.  Jos. A. Bank retail clothing margin increased 98 basis points from 56.0% to 57.0%.

Excluding Jos. A. Bank, total gross margin decreased 51 basis points while retail gross margin excluding Jos. A. Bank decreased 54 basis points.

Advertising expense was $143.6 million.  This represents an increase of $12.4 million, or 46 basis points, primarily due to increased advertising expense to support branding initiatives.

SG&A expenses increased $4.9 million or 16 basis points primarily due to higher payroll related costs.

Operating income decreased $20.9 million or 8.2%.

The effective tax rate was 34.1%.

Net earnings were $102.3 million, or $2.11 adjusted EPS.

BALANCE SHEET

As a result of the acquisition of Jos. A. Bank, total debt at the end of the third quarter 2015 was approximately $1.7 billion.  The Company did not make any pre-payments on its debt during the quarter.

Inventories decreased $22.1 million to $1,060.2 million at the end of the third quarter 2015 from $1,082.4 million at prior year third quarter due primarily to purchase price accounting related adjustments at Jos. A. Bank in the prior year and lower inventory at K&G primarily due to fewer stores than in the prior year.

Capital expenditures through the third quarter of fiscal year 2015 were $86.4 million compared to $72.4 million in the prior year.

CALL AND WEBCAST INFORMATION

At 9:00 a.m. Eastern time on Thursday, December 10, 2015, management will host a conference call and real time webcast to discuss fiscal 2015 third quarter and nine month results.

To access the conference call, dial 412-902-0030.  To access the live webcast presentation, visit the Investor Relations section of the Company’s website at http://ir.menswearhouse.com. A telephonic replay will be available through December 17, 2015 by calling 201-612-7415 and entering the access code of 13624878#, or a webcast archive will be available free on the website for approximately 90 days.

STORE INFORMATION

	October 31, 2015		November 1, 2014		January 31, 2015
	Number of Stores	Sq. Ft. (000’s)	Number of Stores	Sq. Ft. (000’s)	Number of Stores	Sq. Ft. (000’s)

Men’s Wearhouse (a)	709	3,998.7	686	3,903.9	698	3,955.7

Jos. A. Bank (b)	633	2,912.5	637	2,891.0	636	2,922.2

Men’s Wearhouse and Tux	183	255.1	223	309.6	210	291.2

The Tuxedo Shop @ Macy’s	12	6.6	—	—	—	—

K&G (c)	88	2,087.1	92	2,184.4	91	2,164.4

Moores, Clothing for Men	123	775.0	122	774.4	123	779.0

Total	1,748	10,035.0	1,760	10,063.3	1,758	10,112.5

(a)  Includes one Joseph Abboud store.

(b)  Excludes 14, 15 and 15 franchise stores, respectively.

(c)  81, 85 and 83 stores, respectively, offering women’s apparel.

The Men’s Wearhouse, Inc. is the largest specialty retailer of men’s suits and the largest provider of rental product in the U.S. and Canada with 1,748 stores including tuxedo shops within Macy’s stores.  The Men’s Wearhouse, Jos. A. Bank, K&G and Moores stores carry a full selection of suits, sport coats, furnishings and accessories in exclusive and non-exclusive merchandise brands and Men’s Wearhouse and Tux stores carry a limited selection.  Most K&G stores carry a full selection of women’s apparel.  Tuxedo and suit rentals are available in the Men’s Wearhouse, Jos. A. Bank, Moores, Men’s Wearhouse and Tux stores as well as tuxedo shops within Macy’s stores.  Additionally, Men’s Wearhouse operates a global corporate apparel and workwear group consisting of Twin Hill in the United States and Dimensions, Alexandra and Yaffy in the United Kingdom.

This press release contains forward-looking information.  The forward-looking statements are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are not guarantees of future performance and a variety of factors could cause actual results to differ materially from the anticipated or expected results expressed in or suggested by these forward-looking statements.  These forward-looking statements may be significantly impacted by various factors, including, but not limited to: actions by governmental entities, domestic and international economic activity and inflation, success, or lack thereof, in executing our internal operating plans and new store and new market expansion plans, as well as integration of acquisitions, including Jos. A. Bank; cost reduction initiatives; store rationalization plans; revenue enhancement strategies; the impact of opening tuxedo shops within Macy’s stores; changes in demand for clothing, market trends in the retail business, customer confidence and spending patterns, changes in traffic trends in our stores, customer acceptance of our strategies, performance issues with key suppliers, disruptions in our supply chain, severe weather, foreign currency fluctuations, government export and import policies, advertising or marketing activities of competitors, and legal proceedings. Future results will also be dependent upon our ability to continue to identify and complete successful expansions and penetrations into existing and new markets and our ability to integrate such expansions with our existing operations.

The forward-looking statements in this press release speak only as of the date hereof. Except for the ongoing obligations of Men’s Wearhouse to disclose material information under the federal securities laws, Men’s Wearhouse undertakes no obligation to revise or update publicly any forward-looking statement, except as required by law.  Other factors that may impact the forward-looking statements are described in our latest annual report on Form 10-K and our filings on Form 10-Q.  For additional information on Men’s Wearhouse, please visit the Company’s websites at www.menswearhouse.com, www.josbank.com, www.josephabboud.com, www.mooresclothing.com, www.kgstores.com, www.twinhill.com, www.dimensions.co.uk and www.alexandra.co.uk.

THE MEN’S WEARHOUSE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (LOSS)

(Unaudited)

For the Three Months Ended October 31, 2015 and November 1, 2014

(In thousands, except per share data)

	Three Months Ended				Variance
		% of		% of			Basis
	2015	Sales	2014	Sales	Dollar	%	Points

Net sales:
Retail clothing product	$615,874	71.16%	$634,447	71.24%	$(18,573)	(2.93)%	(0.07)
Rental services	132,443	15.30%	132,690	14.90%	(247)	(0.19)%	0.41
Alteration and other services	53,070	6.13%	52,025	5.84%	1,045	2.01%	0.29
Total retail sales	801,387	92.60%	819,162	91.97%	(17,775)	(2.17)%	0.62
Corporate apparel clothing product	64,059	7.40%	71,475	8.03%	(7,416)	(10.38)%	(0.62)
Total net sales	865,446	100.00%	890,637	100.00%	(25,191)	(2.83)%	0.00

Total cost of sales	492,455	56.90%	521,432	58.55%	(28,977)	(5.56)%	(1.64)

Gross margin (a):
Retail clothing product	341,526	55.45%	347,138	54.72%	(5,612)	(1.62)%	0.74
Rental services	111,012	83.82%	99,152	74.72%	11,860	11.96%	9.09
Alteration and other services	16,810	31.68%	14,852	28.55%	1,958	13.18%	3.13
Occupancy costs	(114,629)	(14.30)%	(114,325)	(13.96)%	(304)	(0.27)%	(0.35)
Total retail gross margin	354,719	44.26%	346,817	42.34%	7,902	2.28%	1.93
Corporate apparel clothing product	18,272	28.52%	22,388	31.32%	(4,116)	(18.38)%	(2.80)
Total gross margin	372,991	43.10%	369,205	41.45%	3,786	1.03%	1.64

Advertising expense	47,991	5.55%	42,075	4.72%	5,916	14.06%	0.82
Selling, general and administrative expenses	271,301	31.35%	281,955	31.66%	(10,654)	(3.78)%	(0.31)
Tradename impairment charge	90,100	10.41%	—	—	90,100	NM	10.41

Operating (loss) income	(36,401)	(4.21)%	45,175	5.07%	(81,576)	NM	(9.28)

Net interest	(26,407)	(3.05)%	(25,006)	(2.81)%	(1,401)	5.60%	(0.24)

(Loss) earnings before income taxes	(62,808)	(7.26)%	20,169	2.26%	(82,977)	NM	(9.52)

(Benefit) provision for income taxes	(35,654)	(4.12)%	13,168	1.48%	(48,822)	NM	(5.60)

Net (loss) earnings including non-controlling interest	(27,154)	(3.14)%	7,001	0.79%	(34,155)	NM	(3.92)

Net earnings attributable to non-controlling interest	—	—	(208)	(0.02)%	208	100.00%	0.02

Net (loss) earnings attributable to common shareholders	$(27,154)	(3.14)%	$6,793	0.76%	$(33,947)	NM	(3.90)

Net (loss) earnings per diluted common share allocated to common shareholders	$(0.56)		$0.14

Weighted-average diluted common shares outstanding:	48,339		48,254

(a)  Gross margin percent of sales is calculated as a percentage of related sales.

THE MEN’S WEARHOUSE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

For the Nine Months Ended October 31, 2015 and November 1, 2014

(In thousands, except per share data)

	Nine Months Ended				Variance
		% of		% of			Basis
	2015	Sales	2014	Sales	Dollar	%	Points

Net sales:
Retail clothing product	$1,931,926	72.34%	$1,598,199	68.76%	$333,727	20.88%	3.58
Rental services	392,621	14.70%	395,449	17.01%	(2,828)	(0.72)%	(2.31)
Alteration and other services	160,024	5.99%	135,585	5.83%	24,439	18.02%	0.16
Total retail sales	2,484,571	93.03%	2,129,233	91.61%	355,338	16.69%	1.42
Corporate apparel clothing product	186,038	6.97%	194,956	8.39%	(8,918)	(4.57)%	(1.42)
Total net sales	2,670,609	100.00%	2,324,189	100.00%	346,420	14.90%	0.00

Total cost of sales	1,497,385	56.07%	1,313,078	56.50%	184,307	14.04%	(0.43)

Gross margin (a):
Retail clothing product	1,081,144	55.96%	876,059	54.82%	205,085	23.41%	1.15
Rental services	329,755	83.99%	320,366	81.01%	9,389	2.93%	2.97
Alteration and other services	50,496	31.56%	37,791	27.87%	12,705	33.62%	3.68
Occupancy costs	(341,980)	(13.76)%	(282,595)	(13.27)%	(59,385)	(21.01)%	(0.49)
Total retail gross margin	1,119,415	45.05%	951,621	44.69%	167,794	17.63%	0.36
Corporate apparel clothing product	53,809	28.92%	59,490	30.51%	(5,681)	(9.55)%	(1.59)
Total gross margin	1,173,224	43.93%	1,011,111	43.50%	162,113	16.03%	0.43

Advertising expense	143,628	5.38%	109,072	4.69%	34,556	31.68%	0.69
Selling, general and administrative expenses	822,485	30.80%	786,879	33.86%	35,606	4.52%	(3.06)
Tradename impairment charge	90,100	3.37%	—	—	90,100	NM	3.37

Operating income	117,011	4.38%	115,160	4.95%	1,851	1.61%	(0.57)

Net interest	(79,335)	(2.97)%	(39,154)	(1.68)%	(40,181)	102.62%	(1.29)
Loss on extinguishment of debt	(12,675)	(0.47)%	(2,158)	(0.09)%	(10,517)	487.35%	(0.38)

Earnings before income taxes	25,001	0.94%	73,848	3.18%	(48,847)	(66.15)%	(2.24)

(Benefit) provision for income taxes	(5,993)	(0.22)%	38,021	1.64%	(44,014)	NM	(1.86)

Net earnings including non-controlling interest	30,994	1.16%	35,827	1.54%	(4,833)	(13.49)%	(0.38)

Net earnings attributable to non-controlling interest	—	—	(292)	(0.01)%	292	100.00%	0.01

Net earnings attributable to common shareholders	$30,994	1.16%	$35,535	1.53%	$(4,541)	(12.78)%	(0.37)

Net earnings per diluted common share allocated to common shareholders	$0.64		$0.74

Weighted-average diluted common shares outstanding:	48,513		48,124

(a)  Gross margin percent of sales is calculated as a percentage of related sales.

THE MEN’S WEARHOUSE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	October 31,	November 1,
	2015	2014

ASSETS

Current assets:
Cash and cash equivalents	$53,654	$64,716
Accounts receivable, net	66,902	84,054
Inventories	1,060,247	1,082,354
Other current assets	168,071	107,107

Total current assets	1,348,874	1,338,231
Property and equipment, net	548,481	569,779
Rental product, net	147,344	129,579
Goodwill	890,991	892,766
Intangible assets, net	568,171	673,057
Other assets	8,518	10,032

Total assets	$3,512,379	$3,613,444

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$233,520	$263,645
Accrued expenses and other current liabilities	264,978	283,271
Income taxes payable	14,233	13,590
Current maturities of long-term debt	7,000	11,000

Total current liabilities	519,731	571,506

Long-term debt, net	1,649,206	1,638,606
Deferred taxes and other liabilities	358,059	367,612

Total liabilities	2,526,996	2,577,724

Shareholders’ equity:
Preferred stock	—	—
Common stock	485	481
Capital in excess of par	452,666	435,755
Retained earnings	541,672	581,956
Accumulated other comprehensive (loss) income	(6,356)	20,829
Treasury stock, at cost	(3,084)	(3,301)

Total shareholders’ equity	985,383	1,035,720

Total liabilities and shareholders’ equity	$3,512,379	$3,613,444

THE MEN’S WEARHOUSE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

For the Nine Months Ended October 31, 2015 and November 1, 2014

(In thousands)

	Nine Months Ended
	2015	2014

CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings including non-controlling interest	$30,994	$35,827
Non-cash adjustments to net earnings:
Depreciation and amortization	98,162	80,622
Rental product amortization	30,496	30,038
Tradename impairment charge	90,100	—
Loss on extinguishment of debt	12,675	2,158
Amortization of deferred financing costs	5,151	3,014
Amortization of discount on long-term debt	848	589
(Gain) loss on disposition of assets	(833)	12,247
Other	(44,762)	(14,029)
Changes in operating assets and liabilities	(110,595)	(91,449)

Net cash provided by operating activities	112,236	59,017

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(86,406)	(72,397)
Acquisition of business, net of cash	—	(1,491,393)
Proceeds from sales of property and equipment	2,613	160

Net cash used in investing activities	(83,793)	(1,563,630)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from new term loan	—	1,089,000
Payments on new term loan	(6,250)	—
Payments on previous term loan	—	(97,500)
Proceeds from asset-based revolving credit facility	5,500	340,000
Payments on asset-based revolving credit facility	(5,500)	(340,000)
Proceeds from issuance of senior notes	—	600,000
Deferred financing costs	(3,566)	(51,072)
Purchase of non-controlling interest	—	(6,651)
Cash dividends paid	(26,269)	(26,119)
Proceeds from issuance of common stock	2,454	7,115
Tax payments related to vested deferred stock units	(4,538)	(6,907)
Excess tax benefits from share-based plans	1,104	3,736
Repurchases of common stock	(277)	(251)

Net cash (used in) provided by financing activities	(37,342)	1,511,351

Effect of exchange rate changes	292	(1,274)

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(8,607)	5,464

Balance at beginning of period	62,261	59,252
Balance at end of period	$53,654	$64,716

THE MEN’S WEARHOUSE, INC. AND SUBSIDIARIES

UNAUDITED NON-GAAP FINANCIAL MEASURES

(In thousands, except per share amounts)

Use of Non-GAAP Financial Measures

In addition to providing financial results in accordance with GAAP, we have provided adjusted information for fiscal third quarter and nine months of 2015 and a historical consolidated baseline for fiscal third quarter and nine months of 2014 which includes Jos. A. Bank results.  This non-GAAP financial information is provided to enhance the user’s overall understanding of the Company’s financial performance.  Specifically, we believe the adjusted and baseline results provide useful information by excluding items we believe are not indicative of our core operating results as well as certain items related to the acquisition and integration of Jos. A. Bank.

The non-GAAP financial information should be considered in addition to, not as a substitute for or as being superior to financial information prepared in accordance with GAAP.  A reconciliation of this non-GAAP information to our actual results follows and may not sum due to rounded numbers.

GAAP to Adjusted Statements of Earnings Information

GAAP to Non-GAAP Adjusted - Three Months Ended October 31, 2015

	GAAP	Acquisition	Purchase		Non-GAAP
	Results	& Integration (1)	Acctg Allocation (2)	Other (3)	Adjusted Results
Net sales	$865,446	$—	$—	$—	$865,446

Total retail gross margin	354,719	(196)	92	—	354,615
Corporate apparel clothing product	18,272	—	—	—	18,272
Total gross margin	372,991	(196)	92	—	372,887
			—
Advertising expense	47,991	—	—	—	47,991
Selling, general and administrative expenses	271,301	(5,223)	(2,116)	(73)	263,890
Tradename impairment charge	90,100	—	—	(90,100)	—
Operating (loss) income	(36,401)	5,026	2,208	90,173	61,006
			—
Net interest	(26,407)	—	—	—	(26,407)
Loss on extinguishment of debt	—	—	—	—	—
(Benefit) provision for income taxes	(35,654)	1,520	668	43,928	10,462

Net (loss) earnings including non-controlling interest	(27,154)	3,506	1,540	46,244	24,137

Net earnings attributable to non-controlling interest	—	—	—	—	—

Net (loss) earnings attributable to common shareholders	$(27,154)	$3,506	$1,540	$46,244	$24,137

Net (loss) earnings per diluted common share allocated to common shareholders	$(0.56)	$0.07	$0.03	$0.96	$0.50

(1)    Acquisition & integration primarily relates to Jos. A. Bank.

(2)    Includes depreciation step up amounts in cost of sales and amortization of intangibles and depreciation step up amounts in SG&A.

(3)    Other primarily relates to non-cash tradename and store impairment charges and a gain on the sale of property.

GAAP to Non-GAAP Adjusted - Nine Months Ended October 31, 2015

	GAAP	Acquisition	Purchase		Non-GAAP
	Results	& Integration (1)	Acctg Allocation (2)	Other (3)	Adjusted Results
Net sales	$2,670,609	$—	$—	$—	$2,670,609

Total retail gross margin	1,119,415	325	1,693	—	1,121,433
Corporate apparel clothing product	53,809	—	—	—	53,809
Total gross margin	1,173,224	325	1,693	—	1,175,242

Advertising expense	143,628	—	—	—	143,628
Selling, general and administrative expenses	822,485	(15,597)	(6,067)	(3,841)	796,980
Tradename impairment charge	90,100	—	—	(90,100)	—
Operating income	117,011	15,922	7,760	93,941	234,633

Net interest	(79,335)	—	—	—	(79,335)
Loss on extinguishment of debt	(12,675)	12,675	—	—	—
(Benefit) provision for income taxes	(5,993)	9,754	2,647	46,564	52,972

Net earnings including non-controlling interest	30,994	18,842	5,113	47,377	102,326

Net earnings attributable to non-controlling interest	—	—	—	—	—

Net earnings attributable to common shareholders	$30,994	$18,842	$5,113	$47,377	$102,326

Net earnings per diluted common share allocated to common shareholders	$0.64	$0.39	$0.11	$0.98	$2.11

(1)         Acquisition & integration primarily relates to Jos. A. Bank.

(2)         Includes inventory and depreciation step up amounts in cost of sales and amortization of intangibles and depreciation step up amounts in SG&A.

(3)         Other primarily relates to non-cash tradename and store impairment charges, separation costs with former executives and a gain on the sale of property.

GAAP to Non-GAAP Adjusted - Three Months Ended November 1, 2014

	GAAP	Acquisition	Purchase		Non-GAAP
	Results	& Integration (1)	Acctg Allocation (2)	Other (3)	Adjusted Results

Net sales	$890,637	$—	$—	$—	$890,637

Total retail gross margin	346,817	10,552	10,217	—	367,586
Corporate apparel clothing product	22,388	—	—	—	22,388
Total gross margin	369,205	10,552	10,217	—	389,974

Advertising expense	42,075	—	—	—	42,075
Selling, general and administrative expenses	281,955	(18,646)	(2,733)	1,638	262,214
Operating income	45,175	29,198	12,950	(1,638)	85,685

Net interest	(25,006)	—	—	—	(25,006)
Loss on extinguishment of debt	—	—	—	—	—
Provision for income taxes	13,168	3,422	4,352	(550)	20,391

Net earnings including non-controlling interest	7,001	25,776	8,598	(1,088)	40,288

Net earnings attributable to non-controlling interest	(208)	—	—	—	(208)

Net earnings attributable to common shareholders	$6,793	$25,776	$8,598	$(1,088)	$40,080

Net earnings per diluted common share allocated to common shareholders	$0.14	$0.53	$0.18	$(0.02)	$0.83

(1) Acquisition & integration primarily relates to Jos. A. Bank.

(2) Includes inventory and depreciation step up amounts in cost of sales and amortization of intangibles and depreciation step up amounts in SG&A.

(3) Other relates to adjustments to prior estimates of costs related to store closure and separation costs with executives offset by costs related to K&G strategic alternative review.

GAAP to Non-GAAP Adjusted - Nine Months Ended November 1, 2014

	GAAP	Acquisition	Purchase		Non-GAAP
	Results	& Integration (1)	Acctg Allocation (2)	Other (3)	Adjusted Results

Net sales	$2,324,189	$—	$—	$—	$2,324,189

Total retail gross margin	951,621	10,552	16,988	—	979,161
Corporate apparel clothing product	59,490	—	—	—	59,490
Total gross margin	1,011,111	10,552	16,988	—	1,038,651

Advertising expense	109,072	—	—	—	109,072
Selling, general and administrative expenses	786,879	(81,243)	(3,639)	(5,141)	696,856
Operating income	115,160	91,795	20,627	5,141	232,723

Net interest	(39,154)	—	—	—	(39,154)
Loss on extinguishment of debt	(2,158)	2,158	—	—	—
Provision for income taxes	38,021	20,206	7,157	1,784	67,168

Net earnings including non-controlling interest	35,827	73,747	13,469	3,357	126,401

Net earnings attributable to non-controlling interest	(292)	—	—	—	(292)

Net earnings attributable to common shareholders	$35,535	$73,747	$13,469	$3,357	$126,109

Net earnings per diluted common share allocated to common shareholders	$0.74	$1.53	$0.28	$0.07	$2.61

(1) Acquisition & integration primarily relates to Jos. A. Bank.

(2) Includes inventory and depreciation step up amounts in cost of sales and amortization of intangibles and depreciation step up amounts in SG&A.

(3) Other relates to K&G strategic alternative review and cost reduction initiatives partially offset by adjustments to prior estimates of costs related to store closure and separation costs with executives.

GAAP to Historical Baselines of Operating Results

Historical Consolidated Baseline Year To Date FY 2014 - Nine Months Ended November 1, 2014

			Purchase	Acquisition,	Non-GAAP
	GAAP	JOSB Results	Accounting	Integration &	Historical
	Results	2/2 - 6/17/14 (1)	Allocation (2)	Other (3)	Baseline
Net sales:
Retail clothing product	$1,598,199	$314,573	$—	$—	$1,912,772
Rental services	395,449	8,518	—	—	403,967
Alteration and other services	135,585	21,181	—	—	156,766
Total retail sales	2,129,233	344,272	—	—	2,473,505
Corporate apparel clothing product	194,956	—	—	—	194,956
Total net sales	2,324,189	344,272	—	—	2,668,461

Gross margin:
Retail clothing product	876,059	180,173	18,986	—	1,075,218
Rental services	320,366	5,103	—	10,552	336,021
Alteration and other services	37,791	7,817	—	—	45,608
Occupancy costs	(282,595)	(51,924)	(3,073)	—	(337,592)
Total retail gross margin	951,621	141,169	15,913	10,552	1,119,255
Corporate apparel clothing product	59,490	—	—	—	59,490
Total gross margin	1,011,111	141,169	15,913	10,552	1,178,745

Advertising expense	109,072	22,120	—	—	131,192
Selling, general and administrative expenses	786,879	170,576	(3,639)	(161,775)	792,041

Operating income	$115,160	$(51,527)	$19,552	$172,327	$255,512

(1) Includes reclassifications to be consistent with Men’s Wearhouse reporting.

(2) Adjustments primarily related to inventory write-up elimination, change from FIFO to weighted average cost and elimination of tenant improvement allowance credits.

(3) Other relates primarily to acquisition, integration, strategic alternative review and SG&A reduction program costs.